Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sify Technologies Limited

We consent to the incorporation by reference in the registration statement (No. 333-208648) on Form S-8 of Sify Technologies Limited and its subsidiaries (the ‘Company’) of our report dated July 28, 2021 with respect to the consolidated statement of financial position of Sify Technologies Limited as of March 31, 2021 and March 31, 2020 and the related consolidated Statements of Income, comprehensive income, changes in equity and cash flows for each of the two years ended March 31, 2021 and March 31, 2020, which report appears in the March 31, 2022 annual report on Form 20-F of Sify Technologies Limited.

ASA & Associates LLP

Independent Registered Public Accounting Firm

Chennai, India

June 10, 2022